Exhibit 10.5
###COMPANY_LOGO###

###GRANT_DATE###
###PARTICIPANT_NAME###
###HOME_ADDRESS###

STOCK OPTION AGREEMENT

Congratulations on your ###CF_GRANT_Grant Year### stock option award! Your long-term incentive (LTI) award is determined based on your performance and is made in recognition of your expected future efforts and contributions to Pitney Bowes, its subsidiaries and affiliates (“Company”). This stock option is issued under the 2024 Stock Plan (as may be amended, the “Plan”). To the extent any capitalized terms used in this agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is made a part of this agreement.

Pursuant to the Plan, the Company hereby grants to you as of the “Award Date” specified below, and you hereby accept from the Company, the right and option to purchase all or any part of the Shares set forth below in the column “Option Shares”, on the terms and conditions set forth in this agreement and in the Plan.

About Your Stock Option Award
A stock option represents your right to purchase one share of Pitney Bowes common stock for the option exercise price specified below, with the option vesting and exercisable in three approximately equal installments set forth in the vesting table below. The award date, number of option shares, option exercise price, vesting dates and expiration date are specified below.

Award Date	Option Shares	Option Exercise Price	Expiration Date
###GRANT_DATE###	###TOTAL_AWARDS###	###GRANT_PRICE###	###EXPIRY_DATE###

###VEST_SCHEDULE_TABLE###

Vesting and Expiration
Subject to the terms and conditions of this agreement, the Non Qualified Stock Option (“NSO”) shall vest and become exercisable in accordance with the above schedule, provided you are continuously employed by the Company through the applicable vesting dates, except as provided in the Termination Provision section herein. As described above, this option will vest and become exercisable in three approximately equal installments each year following the Anniversary Date of the Award Date.

The term of the stock option will commence on the Award Date set forth above and will continue until the Expiration Date set forth above, unless earlier terminated as provided herein or pursuant to the Plan. In no event may the stock option be exercised after the Expiration Date.

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Neither dividends nor dividend equivalents are payable on this stock option, nor do stock options carry voting rights.

Method of Exercise and Method of Payment
You may elect to pay the Exercise Price for the vested portion of this stock option pursuant to any of the following methods: (a) by cash, certified or cashier’s check, bank draft, money order or other immediately available funds, (b) delivery to the Company of a number of Shares you already own having a Fair Market Value on the exercise date equal to the applicable exercise price, (c) a broker-assisted cashless exercise, (d) through the Company withholding of Shares that otherwise would be delivered to you as a result of the exercise of the stock option (in which case the withheld Shares shall be valued at their Fair Market Value on the exercise date), or (e) any combination of the foregoing.

You may exercise the vested portion of the stock option by delivery to the Company of a written notice stating that you are exercising the stock option and specifying the number of Shares you will purchase, and such notice shall be accompanied by payment in full of the Exercise Price of the Shares for which the stock option is being exercised, by one or more of the methods provided above. The notice must be delivered to the Company through ShareWorks at https://www.shareworks.com.

Upon proper exercise, the Company will issue Shares to you for the number of option shares exercised, less any applicable withholding. Notwithstanding any provisions in this agreement to the contrary, fractional option shares shall not vest until the date on which the stock option becomes 100% vested, and no Shares will be issued for fractional exercise of the stock option.

Termination Provisions and Vesting of Stock Option
The Plan either specifically provides or authorizes the Board to provide in this Award Agreement what happens in the event you terminate employment with the Company. Except as set forth below, you must be employed by the Company through each vesting date for the stock option to vest and become exercisable, and any unvested portion of the stock option will be forfeited upon termination of employment. The following charts describe the more common termination events and the impact on the stock option of certain terminations of your employment with the Company prior to the vest dates stated above.

Proration upon termination is based on the number of full months you are actively employed in the 36 months following the Award Date. For proration purposes, a full month of active employment is counted as being earned if the employee is actively employed on the last day of a relevant month. The first month earned in the calculation includes the month the award is granted. As example, an option grant with an Award Date in February 2024 would be prorated for 18 months with active employment through July 31, 2025.

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Stock Option:

TERMINATION EVENT	TREATMENT OF OPTION – VESTING AND EXERCISABILITY
Death or Disability*	In the event of termination of your employment with the Company due to your death or Disability, the stock option will be vested in full as of the date of termination of employment. Thereafter, you or your estate, devisee or heir-at-law (as applicable) will have the right to exercise the vested stock option, in whole or in part, until the Expiration Date.
Retirement (termination at or after achieving age 60 with at least 5 years of service)
In the event of termination of your employment with the Company due to your Retirement, stock option awards outstanding at least six months will vest based on the number of full months you were actively employed in the 36 months following the Award Date. The pro-rated stock option will vest at same time they next vest for participants who are actively employed by the Company.

Thereafter, you will have the right to exercise the vested portion of the stock option, in whole or in part, until the Expiration Date. NSOs outstanding for less than six months will forfeit.

Involuntary termination other than for Cause** or Gross Misconduct** (pursuant to a written separation agreement and release and NOT Retirement eligible)
In the event of termination of your employment with the Company other than for Cause or Gross Misconduct pursuant to a written separation agreement and release, the unvested portion of the stock option will be forfeited on the date of termination of employment.

Thereafter, you will have the right to exercise the vested portion of the stock option, in whole or in part, for three months following your last day worked or through the Expiration Date, whichever is earlier.

Sale of Business
In the case of a sale of business or a spin off transaction that does not constitute a Change of Control that results in the termination of your employment, the stock option award will vest based on the number of full months you were actively employed in the 36 months following the Award Date. The pro-rated stock option will vest at the same time they next vest for participants who are actively employed by the Company.

Thereafter, you will have the right to exercise the vested portion of the stock option, in whole or in part, until the Expiration Date.

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Voluntary resignation
In the event of termination of your employment with the Company due to your voluntary resignation, the unvested portion of the stock option will be forfeited on the date of termination of employment.

Thereafter, you will have the right to exercise the vested portion of the stock option, in whole or in part, for three months following your last day worked or through the Expiration Date, whichever is earlier.

Cause** or Gross Misconduct**	In the event of termination of your employment with the Company for Cause or Gross Misconduct, any unvested portion of the stock option will be forfeited on the date of termination of employment or the date of the actions giving rise to Cause or Gross Misconduct, as determined by the Company.
* “Disability” shall mean a Participant who is “disabled” for six months under the provisions and procedures of the Pitney Bowes Long Term Disability (LTD) Plan, irrespective of whether the Participant is eligible to receive benefits under the LTD Plan, or a Participant becomes entitled to receive benefits for six months under state worker’s compensation laws.
** “Cause” and “Gross Misconduct” are defined in the Pitney Bowes Inc. Key Employees Incentive Plan.

If your employment with the Company terminates and you are subsequently rehired by the Company, your subsequent employment will not reinstate your rights under this stock option award or any other award(s) granted to you prior to your termination from employment.

The stock option and all Shares issued upon exercise of the stock option are subject to the Company’s clawback policies and the recoupment provisions of the Plan.

Income and Tax Withholding
The stock option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

The Participant shall pay to the Company, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting or exercise of this stock option and any dividend equivalents or other distributions made by the Company to the Participant with respect to the stock option as and when the Company determines those amounts to be due, and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the stock option or any dividend equivalents or other distributions made by the Company to the Participant with respect to any stock option.

If and when your stock option is properly exercised, the Company will post vested whole Shares to your account at Shareworks.

For income tax consequences of your award, please refer to the Tax Summary for your country by accessing Shareworks at https://www.shareworks.com/. The Company will withhold all required taxes pursuant to the laws of the local jurisdiction. By accepting this award, you authorize the Company to withhold appropriate taxes and other required payments, if, and when it determines the award becomes taxable to you.

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Participant agrees that his or her minimum withholding tax obligation with respect to the exercise of the stock option and any distributions made by the Company to the Participant with respect to the stock option or the option shares will be satisfied (provided that Participant has enough Shares that would otherwise be delivered to the Participant) by the Company’s withholding a portion of the Shares otherwise deliverable to the Participant, such Shares being valued at their Fair Market Value as of the date on which the taxable event that gives rise to the withholding requirement occurs. The Participant further agrees that each time the Company withholds Shares to satisfy his or her minimum withholding tax obligation, the Company will round up to the nearest whole number of Shares (with any over withholding applied to federal income tax). For example, if 9.6 Shares are required to satisfy the minimum withholding tax obligation, the Company will round up to 10 Shares. By accepting this Agreement, the Participant consents to this method of tax withholding, including the Company rounding up to the nearest whole number of Shares.

Income from Stock Options Are Not Considered Compensation for Benefit Plan Purposes
Any income or actual or unrealized gain related to the stock option will not be considered regular compensation for purposes of severance, resignation, termination, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law.

No Vested Rights in Future Awards; Waiver of claims
This award is granted solely on a discretionary basis considering past and expected future performance and is not intended to create a right or entitlement. This award does not create a right to or expectation of future employment with the Company. You do not have any vested right to continue to receive future awards of stock options, nor shall any stock option granted to you become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from (i) the vesting or exercise of your stock option, (ii) your ceasing to have rights under or be entitled to any award as a result of such termination or (iii) loss or diminution in value of the award as a result of such termination, and you irrevocably release your employer, the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Limits on Transfer of Awards
Neither this stock option award nor any right under any stock option award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by you other than by will or by the laws of descent and distribution (or, in the case of stock options that are forfeited or canceled, to the Company). Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company. If the Committee so indicates in writing to you, you may designate one or more beneficiaries who may exercise your rights under this stock option agreement and receive any property distributable with respect to this stock option award upon your death or Disability. Shares issued upon exercise of this stock option award, and any rights under this stock option award, shall be payable or exercisable, during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative.

Adjustment, Recoupment, Forfeiture

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Notwithstanding anything to the contrary contained, in consideration of the grant of this stock option award, you agree that this stock option award and any payments under it will be subject to forfeiture or repayment to the extent provided for in the Pitney Bowes Inc. Compensation Recoupment Policy, as in effect from time to time, and the Plan. In the event of any inconsistencies between this stock option agreement and any applicable clawback policy, the clawback policy will govern in any and all cases.

Data Privacy
In order for Pitney Bowes to meet its administrative, tax and legal obligations under the Plan, you agree to allow the Company to collect, process and transfer personal data about you, as described below. Such data includes, without limitation, the information provided in the award materials and other personal data such as your name, work address, work telephone, employment status, salary, details of common stock and awards for common stock held or previously made and any other personal data required and relevant to the administration of the Plan, tax compliance and reporting purposes. Because Pitney Bowes is a multinational Company, in the case of non-U.S. residents, such personal data will be transferred to the United States of America and possibly to other locations where Plan administration information collection and processing may occur.

Your agreement to collect, use, store and transfer any such personal data extends to Pitney Bowes Inc. and any of its subsidiaries, any outside third-party plan administrators as selected by the Company and any other person that the Company may engage in the administration of the Plan. You may exercise your right to access and correct your personal data at any time by contacting your local human resources representative or by accessing Workday, where available. By accepting the stock option, you agree to the collection, use, and storage of your personal data for purposes described in this award. If you do not agree, you may revoke the award by contacting your local Human Resources Representative.

Amendment, Modification or Termination and Adjustment for Errors
This stock option award and this agreement are subject to amendment, modification or termination by the Company at any time as provided in the Plan. The Company reserves the right to correct any administrative error in this agreement.

Terms of the 2024 Stock Plan
This stock option is subject to the terms of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this agreement, the provisions of the Plan shall govern. You hereby accept as final, conclusive and binding any decisions by the Committee with respect to the interpretation or administration of the Plan and this agreement. A copy of the Plan and further information concerning the Plan is available on the Company’s intranet.

By acceptance of this agreement, you agree to accept the terms of the stock option award as set forth herein and in the Plan.

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